Exhibit 99.1

ANTHERA PHARMACEUTICALS REPORTS 2012 SECOND QUARTER FINANCIAL RESULTS AND PROVIDES CLINICAL PROGRESS UPDATE

HAYWARD, Calif., Aug 7, 2012 /PRNewswire via COMTEX News Network/ — Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), today announced financial results and business highlights for the quarter ended June 30, 2012.

Financial Results:

Total operating expenses for the second quarter ended June 30, 2012 were $16.7 million, as compared to $20.1 million for the first quarter ended March 31, 2012. The decrease in operating expenses for the period is related to the reduced clinical activity following the completion of patient dosing in the PEARL-SC study in April 2012.

Anthera ended the second quarter of 2012 with approximately $22.9 million in cash and cash equivalents and short-term investments. On July 24, 2012, the Company completed a public offering of shares of its common stock resulting in net proceeds of approximately $35.5 million. Cash burn during the second quarter was higher than expected due to the accelerated payments made that were previously slated for Q3 2012.

Recent Business Highlights and Upcoming Events:

Clinical

•                  The Phase 2b PEARL-SC study, which was completed in June 2012, examined the therapeutic benefit of blisibimod in patients with lupus. A goal of the study was to identify a patient population that would maximally benefit from an effective and safe dose of blisibimod for future late-stage clinical studies. Pre-specified efficacy and subgroup analyses from the PEARL-SC study indicated an early and sustained onset of action in severely diseased systemic lupus erythematosus patients, defined as SELENA-SLEDAI* > 10 and receiving background corticosteroid medication, treated with 200mg weekly doses of blisibimod. These patients demonstrated a 13.8% treatment difference compared to placebo at 24 weeks.

•                  Additional pre-specified analyses of the data suggests greater treatment effects versus placebo in the severe patient subset as early as week 8 and sustained through 24 weeks utilizing 6, 7, and 8-point improvements in the SELENA-SLEDAI disease-scoring index (treatment effects versus 200mg weekly placebo were 15.9%, 28.9%, and 31.1%, respectively). Details regarding the study can be found on our press release dated July 16, 2012 at www.anthera.com.

•                  Following the completion of the PEARL-SC study, the Open Label Extension (OLE) study is now fully enrolled with 382 patients. All patients who participated in the PEARL-SC study were eligible for rollover into the OLE clinical study to assess the long-term safety of blisibimod.

Manufacturing

•                  The Company selected a pre-filled syringe to allow the self-administration of subcutaneously delivered blisibimod in Phase 3 clinical studies.

Regulatory

•                  The Company received written Scientific Advice from the European Medicines Agency (EMA) confirming the acceptability of the Company’s proposed Phase 3 strategy for the treatment of severe systemic lupus erythematosus patients as a basis for a marketing authorization application (MAA), including the utilization of recently manufactured drug substance and the use of a pre-filled syringe.

•                  The Company scheduled an End of Phase 2 meeting to review the results of the PEARL-SC study and to discuss their Phase 3 strategy with the US Food and Drug Administration in Q3 2012.  Final minutes from this meeting are anticipated in the fourth quarter of 2012.

*SELENA-SLEDAI — Safety of Estrogen in Lupus Erythematosus National Assessment / Systemic Lupus Erythematosus Activity Index is a cumulative, weighted index of systemic lupus erythematosus disease activity.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation and autoimmune diseases.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.

ANTHERA PHARMACEUTICALS, INC.

A Development Stage Company

STATEMENT OF OPERATIONS

(unaudited)

(in thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
OPERATING EXPENSE:
Research and development	$14,865	$20,586	$32,603	$36,903
General and administrative	1,799	2,096	4,121	4,436
Total operating expense	16,664	22,682	36,724	41,339
LOSS FROM OPERATIONS:	(16,664)	(22,682)	(36,724)	(41,339)
OTHER (EXPENSE)/INCOME:
Other (expense) income	(28)	414	(38)	574
Interest expense	(908)	(902)	(1,751)	(971)
Total other income (expense)	(936)	(488)	(1,789)	(397)
NET LOSS	$(17,600)	$(23,170)	$(38,513)	$(41,736)
Net loss per share—basic and diluted	$(0.43)	$(0.66)	$(0.94)	$(1.23)
Weighted-average number of shares used in per share calculation— basic and diluted	41,097,882	34,900,225	41,049,152	33,903,166

ANTHERA PHARMACEUTICALS, INC.

A Development Stage Company

BALANCE SHEET DATA*

(unaudited)

(in thousands except share amounts)

	June 30, 2012	December 31, 2011

Cash and cash equivalents	$20,537	$65,624
Short term investments	$2,354	$1,746
Total assets	$24,661	$69,493
Total current liabilities, excluding current portion of notes payable	$18,527	$26,078
Total notes payable	$24,687	$24,331
Deficit accumulated during development stage	$(239,492)	$(200,979)
Total shareholders’ (deficit) equity	$(18,553)	$19,084

Common shares outstanding	41,159,980	40,933,354

* Balance Sheet Data does not include capital raised in the public offering of shares of its common stock on July 24, 2012, which resulted in net proceeds of approximately $35.5 million.